Free Writing Prospectus

Dated September 14, 2021

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-12

**PX DETAILS** $1.40BN CarMax (CARMX 2021-4) Prime Loan

Joint Leads: Barclays (str), RBC, SMBC, Wells Fargo

Co-Managers: CIBC, Mizuho, Scotia, TD

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL(mm)	WAL*	Moody’s/S&P	PWIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN	PRICE
A-1	208.170	0.26	P-1/A1+	1-6	3/22	9/22	Int.L	-1	0.10920%	0.10920%	100
A-2A	443.680	1.13	Aaa/AAA	6-22	7/23	11/24	EDSF	+7	0.241%	0.24%	99.99901
A-2B	50.000	1.13	Aaa/AAA	6-22	7/23	11/24	1mL	+7	L+0.07%		100
A-3	493.680	2.66	Aaa/AAA	22-44	5/25	9/26	IntS	+10	0.565%	0.56%	99.98858
A-4	130.080	3.95	Aaa/AAA	44-49	10/25	4/27	IntS	+10	0.826%	0.82%	99.98221
B	23.860	4.06	Aa2/AA+	49-49	10/25	5/27	IntS	+30	1.044%	1.04%	99.99310
C	32.980	4.06	A2/A+	49-49	10/25	7/27	IntS	+65	1.394%	1.38%	99.96065
D	17.550	4.06	Baa1/BBB+	49-49	10/25	3/28	IntS	+75	1.494%	1.48%	99.96308

* Pricing Speed: 1.3 ABS to 10% Clean-Up Call

-TRANSACTION DETAILS-

* Offered Size : $1.40bn

* Registration : SEC REG

* ERISA Eligible : Yes

* RR Compliance: US – Yes, EU – No

* Min Denoms: $5k x $1k

* Expected Ratings : Moody’s / S&P

* Bloomberg Ticker : CARMX 2021-4

* Expected Pricing : PRICED

* Expected Settlement: 9/22/2021

-MARKETING MATERIALS-

Preliminary Prospectus & CDI File: Attached **updated CDI attached**

IntexNet: Dealname: bcgcarmax_21-4 | Password: XJK4

DealRoadshow : https://dealroadshow.com| Password: CARMX20214

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.